Exhibit 99.1

LifeCell Corporation

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS RECORD SECOND QUARTER 2005 RESULTS;
PRODUCT REVENUES UP 54% IN THE QUARTER

Company Increases Full Year 2005 Revenue and Earnings Outlook

BRANCHBURG, NJ, July 25, 2005 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for its second quarter ended June 30, 2005. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss the second quarter 2005 actual results and expected financial performance for full year 2005.

Second Quarter 2005 Results
Total revenues for the second quarter were $22.7 million compared to $15.1 million for the second quarter of 2004. Product revenues of $22.3 million for the quarter were 54% above the $14.5 million reported for the same period in 2004. The increase in product revenue was primarily due to a significant increase in the demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 71% to $17.6 million in the current quarter compared to $10.3 million in the second quarter of 2004. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased 34% to $2.0 million in the quarter from $1.5 million in the second quarter of 2004. GraftJacket® and AlloCraft™DBM revenues were $1.7 million and $303,000, respectively, compared to $975,000 and $512,000 in the prior year quarter. Repliform® revenues decreased in the quarter to $1.6 million from $1.8 million in the same quarter in 2004.

Operating income for the second quarter of 2005 rose to $5.2 million compared to operating income of $1.7 million in the second quarter of 2004. Operating margin in the quarter improved to 23 % compared to 11% in prior year second quarter. Net income for the second quarter of 2005 was $3.6 million, or $.11 per diluted share compared to net income of $1.0 million, or $.03 per diluted share in the second quarter of 2004. During the second quarter of this year, the Company recognized a non-cash income tax benefit resulting from a change in the projected tax rate that future tax benefits are expected to be recovered or settled. The favorable impact of the tax benefit on net income in the second quarter was $295,000 or $.01 per diluted share.

“Surgeon demand for AlloDerm® Regenerative Tissue Matrix, specifically in surgical procedures to repair challenging hernias, continues to drive significant revenue growth. Additionally, operating margin improved both sequentially and year over year even with a significant planned increase in our research and development spending,” commented Paul Thomas, LifeCell’s President and Chief Executive Officer.

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Year-To-Date 2005 Results

Total revenues for the first six months were $42.6 million compared to $28.9 million for the first six months of 2004. Product revenues of $42.0 million were 51% above the $27.8 million reported for the same period in 2004. The increase in product revenue was primarily due to a significant increase in the demand for AlloDerm® Regenerative Tissue Matrix, which increased 67% to $32.5 million compared to $19.5 million in the first six months of 2004. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased 42% to $3.8 million in the first six months from $2.7 million in the first six months of 2004. GraftJacket® and AlloCraft™DBM revenues were $3.1 million and $737,000, respectively, compared to $1.8 million and $881,000. Repliform® revenues for the first six months were $3.3 million compared to $3.7 million in the same period in 2004.

Operating income for the first six months of 2005 rose to $8.6 million compared to operating income of $3.2 million in the first six months of 2004. Operating margin for the first six months improved to 20% compared to 11% in the first six months of 2004. Net income for the first six months of 2005 was $5.7 million, or $.17 per diluted share compared to net income of $1.9 million, or $.06 per diluted share in the first six months of 2004. As discussed above, net income for the six months ended June 30, 2005 includes a non-cash income tax benefit of $295,000, resulting from a change in the projected tax rate that future tax benefits are expected to be recovered or settled.

LifeCell’s balance sheet remains strong with $35.7 million of cash and investments and no debt at June 30, 2005. During the first six months of 2005 the Company generated cash flow from operating activities of $6.0 million, offset by $1.1 million of capital spending. Additionally, the Company received net proceeds of $3.7 million from the exercise of stock options.

2005 Financial Outlook

Based upon the Company’s second quarter 2005 operating results and expectations for the remainder of 2005, the Company now anticipates 2005 total revenues in the range of $90.0 million to $94.0 million, compared to the previous range of $84.5 million to $91.5 million. Product revenues for 2005 are expected to be in the range of $89.0 million to $93.0 million, compared to the previous range of $83 million to $90 million. The revised product revenue range represents anticipated growth between 51% and 58% compared with 2004 actual results. Revenue mix by market is expected to be approximately 84% reconstructive, 9% orthopedic and 7% urogynecology. The Company also increased its 2005 operating income target to a range of $19.0 million to $21.0 million, compared to the previous range of $14.5 million to $16.5 million. Based on the revised operating income, the Company expects net income for 2005 in the range of $ 12.1 million to $13.3 million, or between $0.37 and $0.40 per diluted share, based on current outstanding shares. The previous net income range was $9.0 million to $10.2 million, or between $0.27 and $0.31 per diluted share. LifeCell’s prior 2005 financial outlook was included in the Company’s news release on April 26, 2005 announcing first quarter 2005 operating results.

Conference Call

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (800) 289-0493 / domestic or (913) 981-5510 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations. A recording of the call will be available through August 1, 2005. The dial-in number to listen to the recording is (719) 457-0820 . The replay access code is 4914825. The call will also be archived on the Company’s website for at least 90 days.

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About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biologic market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2005 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended June 30, 2005. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2005 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update the information contained in this news release.

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product revenues	$22,302,000	$14,453,000	$42,016,000	$27,798,000
Research grant revenues	385,000	650,000	551,000	1,058,000
Total revenues	22,687,000	15,103,000	42,567,000	28,856,000

Costs and Expenses:
Cost of products sold	6,551,000	4,509,000	12,735,000	8,627,000
Research and development	2,660,000	1,922,000	4,686,000	3,303,000
General and administrative	2,752,000	1,873,000	5,164,000	3,757,000
Selling and marketing	5,545,000	5,097,000	11,405,000	10,038,000
Total costs and expenses	17,508,000	13,401,000	33,990,000	25,725,000

Income from operations	5,179,000	1,702,000	8,577,000	3,131,000

Interest and other income , net	191,000	41,000	312,000	84,000

Income before income taxes	5,370,000	1,743,000	8,889,000	3,215,000

Income tax provision, net	1,790,000	697,000	3,180,000	1,286,000

Net income	$3,580,000	$1,046,000	$5,709,000	$1,929,000

Net income per common share:
Basic	$0.12	$0.04	$0.19	$0.07
Diluted	$0.11	$0.03	$0.17	$0.06
Shares used in computing net income per common share:
Basic	30,391,000	27,405,000	29,817,000	27,190,000
Diluted	32,965,000	32,037,000	32,623,000	31,753,000

Selected Balance Sheet Data:	June 30,	December 31
	2005	2004
Cash, cash equivalents and investments	$35,683,000	$27,086,000
Receivables, net of allowance	11,806,000	9,240,000
Inventories	11,678,000	8,895,000
Accounts payable & accrued liabilities	9,697,000	8,429,000
Working capital	57,854,000	38,911,000
Total assets	85,735,000	72,093,000
Total debt obligations	-	-
Total stockholders’ equity	75,828,000	63,448,000

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